UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 15, 2010

TEREX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁮ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁮ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁮ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁮ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

Equity Agreement

Terex Corporation (“Terex” or the “Company”) previously disclosed that it had entered into an Asset and Stock Purchase Agreement, dated as of December 20, 2009 (the “Purchase Agreement”), with Bucyrus International, Inc. (“Bucyrus”) to sell its mining equipment business (the “Business”) to Bucyrus for $1.3 billion in cash, subject to certain closing adjustments (the “Disposition”).  The terms of the Purchase Agreement provide that on or prior to January 15, 2010, the Company had the right, but not the obligation, to request that $300 million of the purchase price for the Business be paid in the form of shares of Bucyrus’ common stock in lieu of cash at a purchase price of $51.64 per share, which represents the average of the daily volume weighted average price per share of Bucyrus stock for a period of 10 consecutive trading days prior to December 20, 2009.  A copy of the Purchase Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

On January 15, 2010, Terex entered into an Equity Agreement with Bucyrus (the “Equity Agreement”) to receive 5,809,731 shares of Bucyrus stock (the “Stock Acquisition”) in lieu of $300 million of the cash purchase price.  The Stock Acquisition, which is subject to the closing of the Disposition, is expected to close in the first quarter of 2010.

Upon closing, the Company and Bucyrus will enter into a stockholders agreement with respect to Terex’s rights as a stockholder, including providing for Terex’s commitment that it will not directly or indirectly sell or otherwise transfer its economic interest in the shares of Bucyrus stock received by it for a period of one year.  Bucyrus has also agreed to provide registration rights, including demand registration and shelf registration rights, to facilitate the sale of the shares of Bucyrus stock after the initial one year holding period.  The Company is currently evaluating different alternatives to manage the risk associated with its investment in Bucyrus stock.

The foregoing description of the Equity Agreement is qualified in its entirety by reference to the Equity Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

There are no material relationships among the Company and Bucyrus or any of their respective affiliates, other than with respect to the Purchase Agreement, the Equity Agreement and the related ancillary agreements.

Bank Facility Amendment

On January 15, 2010, Terex and certain of its subsidiaries entered into an amendment to their existing credit agreement with the lenders party thereto and Credit Suisse, as administrative agent and collateral agent (the “Amendment”).  A copy of the Amendment is filed as Exhibit 10.3 to this Form 8-K, and the following summary is qualified in its entirety by reference to the Amendment.

Pursuant to the Amendment, Terex is permitted to (i) acquire shares of common stock of Bucyrus in connection with the Disposition and (ii) enter into hedging agreements for the purpose of managing risk as a result of its investment in Bucyrus stock.  In accordance with the Amendment, Terex Mining Australia Pty Ltd will be replaced as the Australian borrower by Terex Lifting Australia Pty Ltd upon the closing of the Disposition.

Certain of the lenders, or their affiliates, under the Amendment are party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment

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banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1           Asset and Stock Purchase Agreement dated as of December 20, 2009, between Terex Corporation and Bucyrus International, Inc.

10.2           Equity Agreement dated as of January 15, 2010, between Terex Corporation and Bucyrus International, Inc.

10.3           Amendment No. 4 dated as of January 15, 2010, to Credit Agreement dated as of July 14, 2006, among Terex Corporation, certain of its subsidiaries, the Lenders named therein and Credit Suisse, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 19, 2010

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel